Exhibit 99

1016 Civic Center Drive NW PO Box 6057 Rochester, MN 55903-6057 Phone (507) 535-1200 FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel, Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights

●	Net income of $0.5 million, a decrease of $1.1 million, compared to net income of $1.6 million in the first quarter of 2014
●	Diluted earnings per common share of $0.08, a decrease of $0.16, compared to diluted earnings per common share of $0.24 in the first quarter of 2014
●	Provision for loan losses of $0, an increase of $1.6 million compared to the $1.6 million credit provision for loan losses in first quarter of 2014
●	Non-performing assets of $13.0 million, a decrease of $1.0 million, or 7.6% from $14.0 million at December 31, 2014
●	Remaining $10 million of Preferred Stock redeemed on February 17, 2015

Other

●	On April 2, 2015 announced agreement to acquire certain assets and assume certain liabilities of Kasson State Bank located in Kasson, Minnesota

INCOME SUMMARY	Three Months Ended March 31,
(dollars in thousands, except per share amounts)	2015	2014
Net income	$461	1,632
Net income available to common stockholders	353	1,100
Diluted earnings per common share	0.08	0.24
Return on average assets	0.33%	1.08%
Return on average common equity	2.60%	7.61%
Book value per common share	$14.90	13.76

ROCHESTER, MINNESOTA, April 20, 2015. . . HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $565 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $0.5 million for the first quarter of 2015, a decrease of $1.1 million compared to net income of $1.6 million for the first quarter of 2014. Net income available to common shareholders was $0.4 million for the first quarter of 2015, a decrease of $0.7 million from the net income available to common shareholders of $1.1 million for the first quarter of 2014. Diluted earnings per common share for the first quarter of 2015 was $0.08, a decrease of $0.16 from diluted earnings per common share of $0.24 for the first quarter of 2014. The decrease in net income between the periods was due primarily to a $1.6 million increase in the provision for loan losses because there were fewer commercial loan payoffs and credit rating upgrades in the first quarter of 2015 when compared to the first quarter of 2014. Net income also decreased $0.5 million because of a decrease in net interest income due to a decrease in the average interest-earning assets between the periods. These reductions in net income were partially offset by a $0.8 million decrease in income tax expense between the periods due to the decreased income.

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President’s Statement

“We are pleased to report positive net operating results for the first quarter of 2015,” said Home Federal Savings Bank President and Chief Executive Officer, Bradley Krehbiel. “We are also encouraged by the continued declining trend in our non-performing assets. We intend to continue to focus our efforts on further reducing non-performing assets, while at the same time improving the Bank’s core operating results through asset growth.”

First Quarter Results

Net Interest Income

Net interest income was $4.6 million for the first quarter of 2015, a decrease of $0.5 million, or 10.5%, compared to $5.1 million for the first quarter of 2014. Interest income was $4.9 million for the first quarter of 2015, a decrease of $0.5 million, or 10.0%, from $5.4 million for the first quarter of 2014. Interest income decreased between the periods primarily because of a decrease in the average yields earned and also because of a $35 million decrease in the average interest-earning assets between the periods. The decrease in yields was due primarily to decreasing rates on the commercial loan portfolio due to the low interest rate environment that continued to exist in the first quarter of 2015. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of the Company’s focus on improving credit quality, reducing loan concentrations, and managing net interest margin. The average yield earned on interest-earning assets was 3.67% for the first quarter of 2015, a decrease of 16 basis points from the 3.83% average yield for the first quarter of 2014.

Interest expense was $0.3 million for the first quarter of 2015, the same as for the first quarter of 2014. Interest expense remained the same despite the $25 million decrease in the average interest-bearing liabilities between the periods because that decrease was offset by an increase in interest expense related to the $10 million holding company note payable that was funded in the first quarter of 2015 in connection with the redemption of the remaining outstanding Preferred Stock. The decrease in the average interest-bearing liabilities is primarily the result of a decrease in the outstanding brokered and retail certificates of deposits between the periods. The decrease in certificates of deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing certificates. Interest expense was also affected by the lower average interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the first quarter of 2015. The average interest rate paid on interest-bearing liabilities was 0.27% for the first quarter of 2015, an increase of 1 basis point from the 0.26% average interest rate paid in the first quarter of 2014. Net interest margin (net interest income divided by average interest earning assets) for the first quarter of 2015 was 3.42%, a decrease of 17 basis points compared to 3.59% for the first quarter of 2014.

Provision for Loan Losses

The provision for loan losses was $0 for the first quarter of 2015, an increase of $1.6 million compared to the $1.6 million credit provision for loan losses for the first quarter of 2014. The provision increased in the first quarter of 2015 primarily because there were fewer commercial loan payoffs and credit rating upgrades in the first quarter of 2015 when compared to the first quarter of 2014. Total non-performing assets were $13.0 million at March 31, 2015, a decrease of $1.0 million, or 7.6%, from $14.0 million at December 31, 2014. Non-performing loans decreased $0.9 million and foreclosed and repossessed assets decreased $0.1 million during the first quarter of 2015. The non-performing loan and foreclosed and repossessed asset activity for the first quarter of 2015 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
January 1, 2015	$10,920	January 1, 2015	$3,103
Classified as non-performing	648	Other payments received on real estate	(6)
Charge offs	(18)	Real estate sold	(243)
Principal payments received	(1,561)	Net gain on sale of assets	112
Classified as accruing	0	Write downs	0
March 31, 2015	$9,989	March 31, 2015	$2,966

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The decrease in non-performing loans relates primarily to principal payments received on non-performing loans. Of the $1.6 million in principal payments received, $1.3 million related to residential construction loans where the construction had been completed and the borrower paid off the loan from the home sale proceeds.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2015 and 2014 is summarized as follows:

(Dollars in thousands)	2015	2014
Balance at January 1,	$8,332	$11,401
Provision	0	(1,610)
Charge offs:
Consumer	(18)	(31)
Commercial business	0	(1)
Commercial real estate	0	(935)
Recoveries	104	266
Balance at March 31,	$8,418	$9,090

General allowance	$7,489	$6,618
Specific allowance	929	2,472
	$8,418	$9,090

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2015	2014
Non-Performing Loans:
One-to-four family real estate	$1,658	$1,564
Commercial real estate	7,692	8,750
Consumer	542	486
Commercial business	97	120
Total	9,989	10,920

Foreclosed and Repossessed Assets:
One-to-four family real estate	$50	$50
Commercial real estate	2,916	3,053
Total non-performing assets	$12,955	$14,023
Total as a percentage of total assets	2.29%	2.43%
Total non-performing loans	$9,989	$10,920
Total as a percentage of total loans receivable, net	2.77%	2.99%
Allowance for loan loss to non-performing loans	84.28%	76.30%

Delinquency Data:
Delinquencies (1)
30+ days	$2,162	$1,682
90+ days	0	0
Delinquencies as a percentage of
Loan and lease portfolio (1)
30+ days	0.58%	0.45%
90+ days	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters.

(Dollars in thousands) Property Type	# of relationships	Principal Amount of Loans at March 31, 2015	# of relationships	Principal Amount of Loans at December 31, 2014
Developments/land	3	$7,692	3	$8,750

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Non-Interest Income and Expense

Non-interest income was $1.6 million for the first quarter of 2015, a decrease of $0.1 million, or 5.45%, from $1.7 million for the first quarter of 2014. Gain on sales of loans decreased $61,000 between the periods due to a $223,000 decrease in the sale of commercial government guaranteed loans that was partially offset by an increase of $162,000 in the gains recognized on the sale of single family loans. The increase in the gains recognized on single family loans was due to an increase in loan sales between the periods. Fees and service charges decreased $41,000 between the periods primarily because of a decrease in overdraft fees.

Non-interest expense was $5.4 million for the first quarter of 2015, a decrease of $0.3 million, or 4.63%, from $5.7 million for the first quarter of 2014. The gain on real estate owned increased $180,000 between the periods primarily because of increased real estate sales. Deposit insurance expense decreased $87,000 between the periods because of a decrease in assets and insurance rates between the periods. Compensation and benefits expense decreased $30,000 between the periods primarily because of a decrease in wages and defined benefit costs as a result of having fewer employees. Data processing costs decreased $15,000 due to a decrease in hardware and software depreciation expense between the periods. These decreases in non-interest expense were partially offset by a $51,000 increase in other non-interest expense between the periods primarily because of increased mortgage servicing rights amortization and advertising expenses.

Income tax expense was $0.3 million for the first quarter of 2015, a decrease of $0.8 million from $1.1 million for the first quarter of 2014. The decrease in income tax expense between the periods is primarily related to the decrease in income in the first quarter of 2015 when compared to the first quarter of 2014.

Net Income Available to Common Shareholders

The net income available to common shareholders was $0.4 million for the first quarter of 2015, a decrease of $0.7 million from the $1.1 million income available to common shareholders in the first quarter of 2014. The net income available to common shareholders decreased primarily because of the decrease in the net income between the periods that was partially offset by a reduction in the dividends paid on the outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A that was originally issued to the United States Treasury Department as part of the TARP Capital Purchase Program (the “Preferred Stock”). On February 17, 2015 the Company redeemed the remaining 10,000 shares of its outstanding Preferred Stock after redeeming 10,000 shares in the second quarter of 2014 and 6,000 shares in the fourth quarter of 2014. These redemptions reduced the amount of dividends paid on the Preferred Stock and increased interest expense in the first quarter of 2015 when compared to the first quarter of 2014 as the redemption was funded by a $10 million holding company note payable to an unrelated third party.

Return on Assets and Equity

Return on average assets for the first quarter of 2015 was 0.33%, compared to 1.08% for the first quarter of 2014. Return on average equity was 2.60% for the first quarter of 2015, compared to 7.61% for the first quarter of 2014. Book value per common share at March 31, 2015 was $14.90, compared to $13.76 at March 31, 2014.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates eight full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (2), Spring Valley and Winona; one full service office in Marshalltown, Iowa; two loan origination offices located in Wauwatosa, Wisconsin and in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

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Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, improving credit quality, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; our ability to complete the acquisition of assets of Kasson State Bank and integrate its operations; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and mix of interest-earning assets; the amount and mix of deposits; the availability of alternate funding sources; the payment of dividends by HMN, the future outlook for the Company; the amount of dividends paid by the FHLB on its stock; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized under revised capital rules; the expected impact of new Basel III and the Dodd Frank Act capital standards on the Bank’s and the Company’s capital positions; and compliance by the Company and the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and Part II, Item 1A of its subsequently filed Quarterly Reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$22,936	46,634
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $2,348 and $2,755)	2,471	2,909
Other marketable securities
(amortized cost $151,835 and $135,772)	151,674	134,925
	154,145	137,834

Loans held for sale	2,663	2,076
Loans receivable, net	360,370	365,113
Accrued interest receivable	1,941	1,713
Real estate, net	2,966	3,103
Federal Home Loan Bank stock, at cost	691	777
Mortgage servicing rights, net	1,448	1,507
Premises and equipment, net	6,919	6,982
Prepaid expenses and other assets	1,139	1,157
Deferred tax asset, net	10,269	10,530
Total assets	$565,487	577,426

Liabilities and Stockholders’ Equity
Deposits	$483,323	496,750
Other borrowings	10,000	0
Accrued interest payable	166	93
Customer escrows	1,228	788
Accrued expenses and other liabilities	3,995	3,782
Total liabilities	498,712	501,413
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
Authorized 500,000 shares; issued shares 0 and 10,000	0	10,000
Common stock ($.01 par value):
Authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,035	50,207
Retained earnings, subject to certain restrictions	78,041	77,805
Accumulated other comprehensive loss	(23)	(418)
Unearned employee stock ownership plan shares	(2,562)	(2,610)
Treasury stock, at cost 4,648,404 and 4,658,323 shares	(58,807)	(59,062)
Total stockholders’ equity	66,775	76,013
Total liabilities and stockholders’ equity	$565,487	577,426

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2015	2014
Interest income:
Loans receivable	$4,354	5,070
Securities available for sale:
Mortgage-backed and related	28	50
Other marketable	486	254
Cash equivalents	15	52
Other	1	1
Total interest income	4,884	5,427

Interest expense:
Deposits	248	334
Other borrowings	78	0
Total interest expense	326	334
Net interest income	4,558	5,093
Provision for loan losses	0	(1,610)
Net interest income after provision for loan losses	4,558	6,703

Non-interest income:
Fees and service charges	782	823
Mortgage servicing fees	261	261
Gain on sales of loans	285	346
Other	268	258
Total non-interest income	1,596	1,688

Non-interest expense:
Compensation and benefits	3,448	3,478
Loss (gain) on real estate owned	(112)	68
Occupancy	879	882
Deposit insurance	70	157
Data processing	231	246
Other	917	866
Total non-interest expense	5,433	5,697
Income before income tax expense	721	2,694
Income tax expense	260	1,062
Net income	461	1,632
Preferred stock dividends	(108)	(532)
Net income available to common shareholders	$353	1,100
Other comprehensive income, net of tax	$395	181
Comprehensive income attributable to common shareholders	$748	1,281
Basic earnings per common share	$0.09	0.27
Diluted earnings per common share	$0.08	0.24

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

Selected Financial Data:	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2015	2014
I. OPERATING DATA:
Interest income	$4,884	5,427
Interest expense	326	334
Net interest income	4,558	5,093

II. AVERAGE BALANCES:
Assets (1)	570,013	611,427
Loans receivable, net	361,943	377,619
Mortgage-backed and related securities (1)	146,715	108,872
Interest-earning assets (1)	539,919	575,369
Interest-bearing liabilities	491,818	516,390
Equity (1)	71,926	86,980

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.33%	1.08%
Interest rate spread information:
Average during period	3.40	3.56
End of period	3.37	3.74
Net interest margin	3.42	3.59
Ratio of operating expense to average total assets (annualized)	3.87	3.78
Return on average equity (annualized)	2.60	7.61
Efficiency	88.29	84.01
	March 31,	December 31,	March 31,
	2015	2014	2014
IV. ASSET QUALITY:
Total non-performing assets	$12,955	14,023	18,869
Non-performing assets to total assets	2.29%	2.43%	3.04%
Non-performing loans to total loans receivable, net	2.77	2.99	3.25
Allowance for loan losses	$8,418	8,332	9,090
Allowance for loan losses to total assets	1.49%	1.44%	1.46%
Allowance for loan losses to total loans receivable, net	2.34	2.28	2.37
Allowance for loan losses to non-performing loans	84.28	76.30	73.13

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$14.90	14.77	13.76
	Three Months Ended Mar 31, 2015	Year Ended Dec 31, 2014	Three Months Ended Mar 31, 2014
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.81%	13.16%	14.05%
Average stockholders’ equity to average assets (1)	12.62	13.25	14.23
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.78	110.72	111.42
Home Federal Savings Bank regulatory capital ratios: (2)
Tier 1 or core capital	12.52	11.76	13.08
Risk-based capital	18.10	18.47	22.04
	March 31,	December 31,	March 31,
	2015	2014	2014
VII. EMPLOYEE DATA:
Number of full time equivalent employees	180	181	181

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2)

The March 31, 2015 capital ratios are calculated under the Basel III capital rules that became effective on January 1, 2015. Prior period capital ratios were calculated under the prompt corrective action capital rules that were in effect for those periods.

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